Exhibit 99.2
                                                               EXECUTION VERSION


                              STOCKHOLDER AGREEMENT


     THIS STOCKHOLDER AGREEMENT (this "Agreement") is made and entered into as of July 16, 2004 by and between Newport Corporation, a Nevada corporation ("Newport"), and Thermo Electron Corporation, a Delaware corporation ("TEC").

     A. Newport and TEC have entered into a Stock Purchase Agreement dated May 28, 2004 (the "Stock Purchase Agreement") under which Sellers have agreed, upon the terms and subject to the conditions set forth in the Stock Purchase Agreement, to sell all of the stock of the Companies and the Subsidiaries (as defined therein) to Newport or its Affiliates (the "Transaction").

     B. Pursuant to the Stock Purchase Agreement, TEC will become the beneficial owner of Registrable Securities (defined below). Newport and TEC desire that Newport grant TEC certain registration rights regarding the Registrable Securities in order to facilitate TEC's ability to liquidate those securities.

     C. As an inducement and condition to entering into the Stock Purchase Agreement, Newport has agreed that TEC will be entitled to the registration rights as set forth in this Agreement, and TEC has agreed to certain covenants as set forth herein.

         ACCORDINGLY, THE PARTIES AGREE AS FOLLOWS:

                             ARTICLE I.  DEFINITIONS

     For purposes of this Agreement, these terms have these meanings:

     "Business Day" means any Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in the City of New York are authorized by law, regulation or executive order to close.

     "Closing Date" means the date of the closing of the Transaction.

     "Common Stock" means the common stock, $0.1167 par value per share, of Newport.

     "Delay Notice" has the meaning set forth in Article III, Section 6(b).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended or any successor federal statute, and the rules and regulations thereunder, as the same are in effect from time to time.

     "Holder" means TEC and any permitted assignee of all or any of TEC's registration rights under this Agreement.

     "Material Development  Condition" has the meaning set forth in Article III,
Section 6(b).

     "Other Holders" has the meaning set forth in Article III, Section 4.

     "Person" means an individual or entity.

     "Prospectus" means the prospectus included in any Registration Statement, as amended or supplemented.

     "Registrable Securities" means the Common Stock issued to TEC in the Transaction and any other securities later issued, as a result of or in connection with any stock dividend, stock split or reverse stock split, combination, recapitalization, reclassification, merger, consolidation, exchange or distribution in respect of the Common Stock issued to TEC in the Transaction, but only so long as such Common Stock or other securities are held by TEC or another Holder.

     "Registration  Expenses" has the meaning set forth in Article III,  Section
7.

     "Registration Statement" means any registration statement within the scope of Article III, Section 2 or Article III, Section 4 of this Agreement that covers any of the Registrable Securities, including the Prospectus included therein, all amendments and supplements to that Registration Statement, including post-effective amendments, and all exhibits and all materials incorporated by reference in that Registration Statement.

     "Requesting  Securityholder"  has the  meaning  set forth in  Article  III,
Section 4.

     "Restricted Security" has the meaning set forth in Article III, Section 1.

     "Rule 144" means Rule 144 adopted under the Securities Act, as amended from time to time, or any successor rule that may be adopted by the SEC.

     "Rule 415" means Rule 415 adopted under the Securities Act, as amended from time to time, or any successor rule that may be adopted by the SEC.

     "SEC" means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

     "Securities Act" means the Securities Act of 1933, as amended or any successor federal statute, and the rules and regulations thereunder, as the same are in effect from time to time.

     "Shares" means the Common Stock issued to TEC in the Transaction and any other securities later issued, as a result of or in connection with any stock, dividend, stock split or reverse stock split, combination, recapitalization, reclassification, merger, consolidation, exchange or distribution in respect of the Common Stock issued to TEC in the Transaction.

     "Shelf  Registration  Period"  has the  meaning  set forth in Article  III,
Section 2(b).

     "Shelf  Registration  Statement"  has the meaning set forth in Article III,
Section 2(a).

     "Stock Purchase Agreement" has the meaning set forth in the recitals.

     "Underwritten Offering" means a registered offering in which securities of Newport are sold to an underwriter for reoffering to the public.

     Except where expressly indicated otherwise, all references to sections in this Agreement are to sections of this Agreement. Unless the context otherwise requires, all capitalized terms not defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement.

                       ARTICLE II.  RESTRICTIVE PROVISIONS

     1. Lock-Up Agreement.

     (a) TEC hereby agrees that it will not (i) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Shares or securities convertible into or exchangeable or exercisable for any Shares, (ii) enter into a transaction which would have the same effect, (iii) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such aforementioned transaction is to be settled by delivery of the Shares or such other securities, in cash or otherwise, or (iv) publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement (unless, without in any way limiting the restrictions in clauses (i) through (iii) above, in the reasonable judgment of TEC, such disclosure is required under Schedule 13D under the Exchange Act, or by other legal or regulatory requirement).

     (b) The restrictions set forth in Article II, Section 1(a) shall lapse as follows:

          (i) with respect to twenty-five percent (25%) of the Shares, the restrictions in Article II, Section 1(a) shall lapse on the six (6) month anniversary of the Closing Date;

          (ii) with respect to an additional twenty-five percent (25%) of the Shares, the restrictions in Article II, Section 1(a) shall lapse on the twelve
(12) month anniversary of the Closing Date; and

          (iii) with  respect  to any  remaining  Shares,  the  restrictions  in
Article II, Section 1(a) shall lapse on the eighteen (18) month anniversary of the Closing Date.

     2. Right of First Offer.

     (a) any private sale by TEC to a Person (which for this purpose includes a person known by TEC to be a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) of a number of Shares that is greater than five percent (5%) of the total outstanding shares of Common Stock at that time shall be subject to the prior approval of the Board of Directors of Newport, to be given or withheld in its sole discretion; and

     (b) TEC shall provide Newport with forty-eight (48) hours advance notice (the "Notice") of (A) any block sale of more than five hundred thousand (500,000) Shares, or (B) entry into any plan under Rule 10b5-1 of the Exchange Act covering more than five hundred thousand (500,000) Shares. Such notice shall include the material terms of the proposed sale or plan, including the price and total number of Shares, to the extent known as of the date of such notice. During such forty-eight (48) hour period, Newport may elect, by written notice to TEC, to purchase all such Shares with respect to clause (A) above and all or a portion of such Shares with respect to clause (B) above, in each case on terms mutually agreeable to TEC and Newport. If the actual number of Shares to be sold is greater than the number of Shares set forth in the Notice, (regardless of by how much greater), then TEC shall be required to provide a new Notice with respect to the incremental Shares twenty-four (24) hours in advance of the sale or entry into a plan under Rule 10b5-1 of the Exchange Act. If the actual number of Shares to be sold is less than the number of Shares set forth in the Notice, then the original Notice shall apply to such reduced number of Shares and no additional notice period will be required.

     3. Standstill Agreement. For a period commencing with the date of this Agreement and ending on the earlier of (i) the date two (2) years after the date of this Agreement or (ii) the Termination Date (as defined below) (the
"Standstill Period"), TEC shall not, without the prior written consent of Newport or Newport's Board of Directors: (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, voting securities or direct or indirect rights to acquire any voting securities (A) during such time that TEC beneficially owns (for purposes of Section 13(d) of the Exchange
Act) five percent (5%) or more of the voting power of Newport, or (B) which when added to the Shares then owned by TEC and its subsidiaries, would result in TEC and its subsidiaries beneficially owning (for purposes of Section 13(d) of the Exchange Act) of more than five percent (5%) of the voting power of Newport; (b) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the Exchange Act), or seek to advise or influence any person or entity with respect to the voting of any voting securities of Newport; (c) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving Newport or any of its securities or material assets; (d) form, join or in any way participate in a "group" as defined in Section 13(d)(3) of the Exchange Act in connection with any of the foregoing; (e) otherwise act or seek to control or influence the management, Board of Directors or policies of Newport (provided that TEC shall be entitled to exercise its rights under the Promissory Note); (f) take any action that could reasonably be expected to require Newport to make a public announcement regarding the possibility of any of the events described in clauses (a) through (e) above; or (g) request
Newport, directly or indirectly, to amend or waive any provision of this paragraph. For the purposes of this paragraph, the "Termination Date" shall mean the earliest of (i) the date on which Newport (A) enters into a definitive agreement with an unaffiliated third party or parties to merge, consolidate or otherwise combine, with such third party or parties in a transaction where the holders of Newport's outstanding shares immediately prior to such merger or consolidation would hold, in the aggregate, securities possessing less than fifty percent (50%) of the total combined voting power of the combined or surviving entity immediately after such merger or consolidation, or to sell substantially all of Newport's business or assets or securities representing a majority of the then outstanding voting power of Newport's securities, or (B) makes a public announcement that it is negotiating a transaction with an unaffiliated third party or parties covered by the foregoing clause (A), or (ii) the date a third party or group (as defined above) (X) acquires beneficial ownership of voting securities (including those convertible or exchangeable into such voting securities) of Newport representing twenty percent (20%) or more of the then outstanding voting securities of Newport; or (Y) announces or commences a tender or exchange offer to acquire voting securities of Newport which, if successful, would result in such person or group owning, when combined with any other voting securities of Newport owned by such person or group, twenty percent (20%) or more of the then outstanding voting securities of Newport. During the Standstill Period, such restrictions (other than those in clause (a) above) shall remain in effect during such time as TEC owns or controls five percent (5%) or more of the outstanding shares of Common Stock. In the event that during the Standstill Period, TEC owns or controls less than five percent (5%) of the outstanding shares of Common Stock, it shall continue to be subject to the restrictions in clause (a) hereof.

                        ARTICLE III.  REGISTRATION RIGHTS

     1. Securities Subject to this Agreement. The securities entitled to the benefits of this Agreement are the Registrable Securities but, with respect to any particular Registrable Security, only so long as such securities continue to be Restricted Securities and only so long as such securities are held by a Holder. A Registrable Security that has ceased to be a Registrable Security cannot thereafter become a Registrable Security. A "Restricted Security" is a Registrable Security (i) which has not been sold pursuant to an effective Registration Statement in accordance with the intended plan and method of distribution therefor set forth in the final Prospectus forming part of such Registration Statement, (ii) which has not been sold pursuant to Rule 144, and
(iii) which cannot, at that time, be sold by its Holder, together with all other Registrable Securities (or securities that would be Registrable Securities but for operation of this clause (iii)) beneficially owned by such Holder, during one 90 day period under Rule 144. Newport acknowledges and agrees that if on or after the second anniversary of the Closing Date, TEC has not increased the number of shares of Newport that it owns above the number it acquired in the Transaction, and TEC provides Newport with an opinion of counsel stating that TEC is not an "affiliate" as that term is defined under the Securities Act and has not been an affiliate during the preceding three months, Newport shall cause to be removed any restrictive legends from the stock certificates issued to TEC in the Transaction.

     2. Shelf Registration.

          (a) General. Newport shall use commercially reasonable efforts to cause to become effective under the Securities Act a Registration Statement relating to the resale, from time to time, of all the Registrable Securities (the "Shelf Registration") in accordance with the plan and method of distribution set forth in the Prospectus included in such Registration Statement (the "Shelf Registration Statement") as soon as practicable following the Closing Date and the receipt of all financial statements and related information relating to the Companies and the Subsidiaries necessary to allow Newport to comply with its filing requirements pursuant to Form S-3 under the Securities Act and Form 8-K under the Exchange Act. The plan and method of distribution may include an Underwritten Offering of such Registrable Securities. Newport shall promptly respond to any SEC comments to such Shelf Registration Statement. Newport shall file amendments to the Shelf Registration Statements to reflect transfers of Registrable Securities to any Holder following the new Holder's delivery to Newport of its written assumption of obligations contemplated by
Article IV, Section 4 of this Agreement.

          (b) Effective Period. Newport will use commercially reasonable efforts to cause the Shelf Registration Statement to become effective within 120 days of the Closing Date and keep the Shelf Registration Statement continuously effective until the earliest of (i) the third anniversary of the Closing Date (subject to extension as provided in Article III, Section 4(b)), (ii) the date on which all Registrable Securities covered by the Shelf Registration Statement have been sold thereunder in accordance with the plan and method of distribution intended by Holders and disclosed in the respective Prospectuses included in the Shelf Registration Statement, and (iii) the date on which Newport causes to be removed any restrictive legends from the stock certificates under Article III,
Section 1 (the "Shelf Registration Period").

          (c) Inclusion of Other Securities. Newport and any other holder of Newport's securities (other than a Holder) who has contractual registration rights may include its securities in the Shelf Registration effected pursuant to this Section 2 or in an Underwritten Offering, subject to Article III, Section 3(a).

          (d) Withdrawal. Newport will withdraw the Shelf Registration Statement upon having obtained the written request of the Holders of a majority of the Registrable Securities covered by the Shelf Registration Statement.

     3. Underwritten Offerings.

          (a) Maximum Number of Underwritten Offerings. The Holders may request, and Newport will cooperate with the Holders in connection with, two Underwritten Offerings; provided that the estimated gross proceeds in each such Underwritten Offering are in excess of twenty-five million dollars ($25,000,000), and provided further that the Holders may not request the second such Underwritten Offering within twelve (12) months following the closing of the first Underwritten Offering.

          (b)  Priority  on  Underwritten   Offerings.   With  respect  to  each
Underwritten Offering referenced in Section 3(a) above, if the managing underwriter or underwriters for such Underwritten Offering advise the selling holders in writing that the total amount of Registrable Securities and equity securities requested to be included pursuant to Article III, Section 2(c) will in the aggregate materially and adversely affect the success of such
Underwritten Offering, then: (i) first, the amount of equity securities requested to be included pursuant to Article III, Section 2(c) will be reduced on a pro rata basis among Newport and such other holders based on the amount of such equity securities requested to be included therein by Newport and each such holder and (ii) second, the amount of Registrable Securities of all Holders who have requested to have Registrable Securities included in the Underwritten Offering will be reduced, pro rata among such Holders on the basis of the amount of such Registrable Securities requested to be included therein by each such Holder, so that, after such reduction, there will be included in such Underwritten Offering the amount of Registrable Securities that, in the written opinion of such managing underwriter or underwriters, can be sold without materially and adversely affecting the success of the Underwritten Offering.

          (c) Withdrawn Underwritten Offerings. An Underwritten Offering withdrawn at the request of TEC pursuant to Section 2(e) shall not be counted towards that maximum number of Underwritten Offerings if TEC agrees to pay the Registration Expenses in connection therewith.

     4. Piggyback Registration. If, at any time prior to the expiration of the Shelf Registration Period, Newport proposes to file a registration statement with respect to any class of its equity securities, whether for its own account (other than in connection with a registration statement on Form S-4 or S-8 or any successor or substantially similar form), or for the account of a holder of securities of Newport, other than a Holder, pursuant to demand registration rights granted by Newport to such holder (a "Requesting Securityholder"), or for the registration of securities for sale by Newport on a continuous or delayed basis pursuant to Rule 415, in either case, then Newport shall give written notice of such proposed filing to all Holders at least 20 days before the anticipated filing date of such registration statement. Notwithstanding the foregoing, during the time when the Shelf Registration Statement contemplated by
Article III, Section 2(b) is effective and not suspended or withdrawn, then the piggyback registration rights under this Section 4 shall apply only to Underwritten Offerings. In either case, that notice shall offer to all Holders the opportunity to have any or all of the Registrable Securities held by the Holders included in that registration statement. Each Holder desiring to have its Registrable Securities registered under this Section 4 shall so advise Newport in writing within 15 days after the date of receipt of such notice (which request shall set forth the amount of Registrable Securities for which registration is requested). Newport shall use its commercially reasonable efforts to include in that registration statement all the Registrable Securities so requested to be included therein. Notwithstanding the foregoing, if in connection with an Underwritten Offering (other than one initiated by a Holder pursuant to Article III, Section 3) the managing underwriter or underwriters of any such proposed public offering advises Newport in writing that the total amount or kind of securities which the Holders, Newport and any other Persons (the "Other Holders") intend to be included in such proposed public offering is sufficiently large to materially and adversely affect the success of such proposed public offering, then the amount or kind of securities to be offered for the accounts of Holders and Other Holders shall be reduced as follows: (i) if such Registration Statement is a primary registration on behalf of Newport, Newport will include in such registration (A) first, all securities to be offered by Newport and (B) second, up to the full amount of securities requested to be included in such registration by the Holders and the Requesting
Securityholders having contractual rights to include securities in such underwritten offering (allocated pro rata among the Holders and Requesting Securityholders having contractual rights to include securities in such underwritten offering on the basis of the amount of securities requested to be included therein by each such Holder or Requesting Securityholder), so that the total amount of securities to be included in such offering is the full amount that, in the written opinion of such managing underwriter or underwriters, can be sold without materially and adversely affecting the success of such offering; and (ii) if such Registration Statement is an underwritten secondary registration on behalf of such Requesting Securityholders, Newport will include in such registration: (A) first, all securities of such Requesting Securityholders requested to be included therein and (B) second, up to the full amount of securities requested to be included in such registration by the Holders and other persons (allocated pro rata among such Holders and such other persons on the basis of the amount of securities requested to be included therein by each such Holder or other person), so that the total amount of securities to be included in such offering is the full amount, that in the written opinion of such managing underwriter or underwriters, can be sold without materially and adversely affecting the success of the offering. Anything to the contrary in this Agreement notwithstanding, Newport may withdraw or postpone a registration statement referred to in this Section 4 at any time before it becomes effective or withdraw, postpone or terminate the offering after it becomes effective without obligation to any Holder. In addition, this
Section 4 is subject to Article III, Section 5(c). If an offering in connection with which a Requesting Securityholder is entitled to registration under this
Section 4 is an underwritten offering, any Requesting Securityholder whose Registrable Securities are included in the Registration Statement shall, unless otherwise agreed by Newport, offer and sell the Registrable Securities in an underwritten offering using the same underwriter or underwriters and, subject to this Agreement, on the same terms and conditions as other shares of Common Stock included in the underwritten offering.

     5. Registration Procedures.

          (a) General. Subject to Article III, Sections 6(b) and (c), in connection with Newport's registration obligations pursuant to Article III,
Section 2 and, to the extent applicable, Article III, Sections 3 and 4, Newport shall:

               (i) prepare and file with the SEC: (A) a new Registration Statement or such amendments and post-effective amendments to an existing Registration Statement as may be necessary to keep the Registration Statement effective for the time period set forth herein, and (B) any amendments and post-effective amendments to any Shelf Registration Statement, any Prospectus and any supplements to any Prospectus included in any Shelf Registration
Statement, as may be requested by any Holder of Registrable Securities to reflect (1) any changes to the plan of distribution contained in the Prospectus included in such Shelf Registration Statement or (2) the identity of any transferee of Registrable Securities, provided that, as soon as practicable, but in no event later than three (3) Business Days (unless such Registration Statement relates to an Underwritten Offering in which case such period shall be one (1) Business Day) before filing any Registration Statement, any related Prospectus or any amendment or supplement thereto, other than any amendment or supplement made solely as a result of incorporation by reference of documents filed with the SEC subsequent to the filing of such Registration Statement, Newport shall furnish to the Holders of the Registrable Securities covered by the Registration Statement and the underwriters, if any, copies of all such documents proposed to be filed;

               (ii) notify the selling Holders of Registrable Securities and the managing underwriters, if any, promptly: (A) when a new Registration Statement, Prospectus or any Prospectus supplement or post-effective amendment has been filed and, with respect to any new Registration Statement or post-effective amendment, when it has become effective, (B) of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for that purpose, (C) of any suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose and (D) if there is a misstatement or omission of a material fact in any Registration Statement, Prospectus or any document incorporated therein by reference or if any event occurs that requires the making of any changes in any Registration Statement, Prospectus or any document incorporated therein by reference in order to make the statements therein (in the case of any Prospectus, in the light of the circumstances under which they were made) not misleading; provided that upon any occurrence specified in clauses (B), (C) or (D) Newport shall use its reasonable best efforts to, at the earliest practicable date, obtain a withdrawal of any stop order, the lifting of any suspension of the qualification or exemption from qualification or amend the Registration Statement, Prospectus or any document incorporated therein by reference in order to make the statements therein (in the case of any Prospectus, in the light of the circumstances under which they were made) not misleading;

               (iii) if reasonably requested by the managing underwriter or underwriters or a Holder of Registrable Securities being sold in connection with an Underwritten Offering, promptly incorporate in a Prospectus supplement or post-effective amendment such information as the managing underwriters and the Holders of a majority of the Registrable Securities being sold in such Underwritten Offering agree should be included therein relating to the sale of the Registrable Securities including, without limitation, information with respect to the total number of shares of Registrable Securities being sold to such underwriters, the purchase price being paid therefor by such underwriters and with respect to any other terms of the Underwritten Offering of the Registrable Securities to be sold in such offering, and promptly make all required filings of such Prospectus supplement or post-effective amendment;

               (iv) furnish to each selling Holder of Registrable Securities and each managing underwriter, if any, without charge, (A) preliminary drafts of the Registration Statement as they become available, and (B) as many conformed copies as may reasonably be requested of the then effective Registration Statement and any post-effective amendments thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

               (v) deliver to each selling Holder of Registrable Securities and the underwriters, if any, without charge, as many copies of the then effective Prospectus (including each Prospectus subject to completion) and any amendments or supplements thereto as such Persons may reasonably request;

               (vi) use commercially  reasonable  efforts to register or qualify or cooperate with the selling Holders of Registrable Securities, the underwriters, if any, and their respective counsel in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or blue sky laws of such jurisdictions as any selling Holder of Registrable Securities or underwriter reasonably requests in writing, provided that Newport will not be required to: (A) qualify to do business in any jurisdiction where it would not otherwise be required to qualify, but for this paragraph (vi), (B) subject itself to general taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;

               (vii) otherwise use commercially reasonable efforts to comply in all material respects with all applicable rules and regulations of the SEC relating to such registration and the distribution of the securities being offered and make generally available to its securities holders earnings statements satisfying Section 11(a) of the Securities Act;

               (viii) cooperate and assist in any filings required to be made with the National Association of Securities Dealers, Inc.;

               (ix) subject to the proviso in paragraph (vi) above, cause the Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the selling Holders or the underwriters, if any, to complete the disposition of such Registrable Securities (other than as may be required by the governmental agencies or authorities of any foreign jurisdiction and other than as may be required by a law applicable to a selling Holder by reason of its own activities or business other than the sale of Registrable Securities);

               (x) cooperate with the selling Holders of Registrable Securities, the underwriters, if any, and their respective counsel, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, which certificates will not bear any restrictive legends; and cause such certificates to be in such denominations and registered in such names as the selling Holders or managing underwriters, if any, shall request; and

               (xi) to the extent requested by the Holders of Registrable Securities in connection with a proposed Underwritten Offering (pursuant to
Article III, Section 3): (A) execute and deliver an underwriting agreement containing customary terms, including without limitation, appropriate restrictions on Newport's ability to issue or sell any shares of its Common Stock or securities convertible or exercisable or exchangeable therefor (not exceeding 90 days from the commencement of the Underwritten Offering) and any requirement, to the extent permitted by the applicable Newport stock option plans or other agreements, to enforce available restrictions on the ability of any option holder to exercise options or on any stockholder to sell any shares of Newport Common Stock, (B) to the extent reasonably necessary to facilitate the success of any such Underwritten Offering, make available the appropriate executive officers of Newport for due diligence and drafting sessions and road show presentations in connection with such Underwritten Offering and (C) prepare and file with the SEC a Current Report on Form 8-K with such underwriting agreement attached as an exhibit thereto. If requested by the managing underwriter of a proposed Underwritten Offering, Newport will obtain agreements from each of its executive officers and directors imposing customary restrictions (not exceeding 90 days from the commencement of the Underwritten Offering) on such executive officer's or director's ability to sell any shares of Newport Common Stock beneficially owned, if requested by the managing underwriter of any such Underwritten Offering.

     As a condition precedent to the participation in any registration hereunder, Newport may require each selling Holder of Registrable Securities as to which such registration is being effected to furnish to Newport such reasonable information regarding such Person and the distribution of such securities as Newport may from time to time request.

          (b) Discontinuance. Each Holder of Registrable Securities shall, upon receipt of any notice from Newport of the happening of any event of the kind described in Article III, Section 5(a)(ii), forthwith discontinue disposition of Registrable Securities pursuant to the then current Registration Statement until: (A) such Holder is advised in writing by Newport that a new Registration Statement covering the offer of Registrable Securities has become effective under the Securities Act or (B) such Holder receives copies of any required supplemented or amended Prospectus, or until such Holder is advised in writing by Newport that the use of the Registration Statement may be resumed. If Newport shall have given any such notice during a period when a Shelf Registration Statement or Registration Statement relating to an Underwritten Offering is in effect, Newport shall extend the period during which such Registration Statement shall be maintained effective pursuant to this Agreement by the number of days during which any such disposition of Registrable Securities is discontinued pursuant to this Section 5(b). If so directed by Newport, on the happening of such event, each Holder will deliver to Newport (at Newport's expense) all copies, other than permanent file copies then in such Holder's possession, of the Registration Statement covering such Registrable Securities at the time of receipt of such notice.

          (c) Selection of Underwriter. The investment banker or investment bankers and manager or managers that will manage any Underwritten Offering pursuant to Article III, Section 3(a) will be selected by Newport (which selection shall be made no later then twenty (20) days following request by
TEC), subject to the approval of TEC, which approval shall not be unreasonably withheld or delayed.

     6. Certain Limitations on Registration Rights.

          (a) Hold-Back Election. In the case of the registration of any underwritten primary offering initiated by Newport (other than any registration by Newport on Form S-4 or Form S-8 or any successor or substantially similar form, and other than in connection with (i) an employee stock option, stock purchase or compensation plan or of securities issued or issuable pursuant to any such plan or an acquisition of any securities or assets of another entity, or (ii) a dividend reinvestment plan) or any underwritten secondary offering initiated at the request of a Requesting Securityholder, each Holder that includes Registrable Securities therein agrees not to effect any public sale or distribution of securities of Newport, except as part of such underwritten registration, during the period beginning 15 days prior to the expected date of execution of an underwriting agreement relating to such underwritten offering and ending 90 days after such closing date (or such shorter period as may be agreed to between the underwriters thereof and Newport or any other security holder of Newport selling securities in such offering). The parties acknowledge that the expected date of execution of an underwriting agreement shall be made in the good faith determination of the managing underwriter of such offering and communicated in writing to such Holders.

     (b) Material Development Condition. With respect to any Registration Statement filed or to be filed pursuant to Article III, Section 2, if Newport determines that, in its good faith judgment, it would (because of the existence of, or in anticipation of, any acquisition or corporate reorganization or other transaction, financing activity, stock repurchase or other development involving Newport or any subsidiary, or the unavailability for reasons substantially beyond Newport's control of any required financial statements) require public disclosure by Newport of material non-public information that is not included in such Registration Statement and that immediate disclosure of such information would be seriously detrimental to Newport (a "Material Development Condition"), Newport shall, notwithstanding any other provisions of this Agreement, be entitled, upon the giving of a written notice that a Material Development Condition has occurred (a "Delay Notice") from Newport to any Holder of Registrable Securities included or to be included in such Registration
Statement: (i) to cause sales of Registrable Securities by such Holder pursuant to such Registration Statement to cease, or (ii) if no such Registration Statement has yet been filed or declared effective, to delay the filing or effectiveness of any such Registration Statement until, in the good faith judgment of Newport, such Material Development Condition no longer exists (notice of which Newport shall promptly deliver to any Holder of Registrable Securities with respect to which any such Registration Statement has been filed). Notwithstanding the foregoing: (A) in no event may such cessation or delay (I) be for a period of more than 60 consecutive days from the giving of the Delay Notice to a Holder with respect to the Material Development Condition, as above provided, and (II) exceed 120 days in the aggregate in any 12 month period. In the event of any such cessation or delay, the Shelf Registration Period with respect to such Holder and Registrable Securities shall be extended by the number of days during the Shelf Registration Period that such Holder is required to refrain from selling Registrable Securities.

          (c) Limitation on Piggyback Registration Rights. Anything to the contrary contained in this Agreement notwithstanding, when, in the opinion of reputable outside securities counsel for Newport, the registration of the Registrable Securities is not required by the Securities Act in connection with a proposed sale of such Registrable Securities, the Holders shall have no rights pursuant to Article III, Section 4 to request a piggyback registration in connection with such proposed sale and Newport shall promptly provide to the transfer agent and the Holder's or Holders' broker or brokers in connection with any sale transaction an opinion to that effect.

     7. Registration Expenses. All expenses incident to Newport's performance of or compliance with this Agreement including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications or registrations, or the obtaining of exemptions therefrom, of the Registrable Securities), printing expenses (including expenses of printing Prospectuses), messenger and delivery expenses, internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), fees and disbursements of its counsel and its independent certified public accountants, securities acts liability insurance (if Newport elects to obtain such insurance), fees and expenses of any special experts retained by Newport in connection with any registration fees and expenses of other Persons retained by Newport and reasonable fees and expenses of one counsel for all selling Holders (such selling Holders' counsel's fees shall not exceed $25,000) (such expenses being referred to as "Registration Expenses") shall be borne by Newport, provided that Registration Expenses shall not include any fees and expenses of more than one counsel for the Holders, out-of-pocket expenses incurred by the Holders and underwriting discounts, commissions or fees attributable to the sale of the Registrable Securities.

8. Indemnification.

          (a) Indemnification by Newport. Newport shall indemnify and hold harmless, to the full extent permitted by law, but without duplication, each Holder of Registrable Securities, and each Person who controls such Holder

(within the meaning of the Securities Act), against all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation and reasonable legal fees and expenses) resulting from any untrue statement of a material fact in, or any omission of a material fact required to be stated in, any Registration Statement or Prospectus or necessary to make the statements therein (in the case of a Prospectus in light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information furnished in writing to Newport or to any underwriters by any Holder expressly for use therein. Newport shall also indemnify underwriters participating in the distribution, their officers, directors, employees, partners and agents, and each Person who controls such underwriters (within the meaning of the Securities Act), to the same extent as provided above with respect to the indemnification of the Holders of Registrable Securities, if so requested.

          (b) Indemnification by Holders of Registrable Securities. In connection with any Registration Statement in which a Holder of Registrable Securities is participating, each such Holder will furnish to Newport in writing such information and affidavits as Newport reasonably requests for use in connection with any such Registration Statement or Prospectus and shall indemnify and hold harmless, to the full extent permitted by law, but without duplication, Newport, its officers, directors, stockholders, employees, advisors and agents, and each Person who controls Newport (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation and reasonable legal fees and expenses) resulting from any untrue statement of material fact in, or any omission of a material fact required to be stated in, any Registration Statement or Prospectus or necessary to make the statements therein (in the case of a Prospectus in light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder to Newport specifically for inclusion therein. In no event will the liability of any Holder hereunder be greater in amount than the dollar amount of the proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation. Holders of Registrable Securities shall also indemnify Newport and hold harmless, to the full extent permitted by law, but without duplication, Newport, its officers, directors, employees, advisors and agents, and each Person who controls Newport (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation and reasonable legal fees and expenses) resulting from any violations or alleged violations by Holders of Registrable Securities of Regulation M under the Exchange Act.

          (c) Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel of such indemnifying party's choice, provided that any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in (but not control) the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such indemnified Person unless: (A) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to the indemnified Person in a timely manner or (B) in the reasonable judgment of any such indemnified Person, based upon the advice of outside securities counsel, a conflict of interest exists between such indemnified Person and the indemnifying party with respect to such claim (in which case, if the indemnified Person notifies the indemnifying party in writing that such indemnified Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such indemnified Person). The indemnifying party will not be subject to any liability for any settlement made without its written consent. No indemnified Person will be required to consent to entry of any judgment or enter into any settlement which does not include as an unconditional term given by the claimant or plaintiff to such indemnified Person of a release from all liability in respect of such claim. An indemnifying party who is not entitled to, or elects not to, assume the defense of the claim will not be obligated to pay the fees and expenses of more than one counsel for all Persons indemnified by such indemnifying party with respect to such claim.

          (d) Contribution. If for any reason the indemnification provided for in Article III, Section 8(a) or Article III, Section 8(b) is unavailable to an indemnified Person or insufficient to hold it harmless as contemplated by
Article III, Section 8(a) and Article III, Section 8(b), then the indemnifying party shall contribute to the amount paid or payable by the indemnified Person as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the indemnifying party and the indemnified Person, but also the relative fault of the indemnifying party and the indemnified Person, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement or the omission or alleged omission relates to information supplied by the indemnifying party or parties on the one hand, or the indemnified Person or Persons on the other hand, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentations.

     9. Participation in Underwritten Registrations. No Person may participate in any Underwritten Offering hereunder unless such Person: (i) agrees to sell such Person's Registrable Securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (ii) completes and signs all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements and in form and substance reasonably approved by Newport. Nothing in this Section 9 shall be construed to create any additional rights regarding the registration of Registrable Securities in any Person otherwise than as set forth herein.

                           ARTICLE IV.  MISCELLANEOUS

     1. Amendments. This Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions may not be given, except pursuant to a written amendment executed by Newport and TEC. Any amendment effected in accordance with this paragraph shall be binding upon TEC, each Holder and Newport.

     2. Waivers. Any failure of TEC or another Holder, on one hand, or Newport, on the other hand, to comply with any provision of this Agreement may be waived by Newport or TEC or that Holder, respectively, only by a written instrument signed by the party granting the waiver, but that waiver or the failure to insist upon strict compliance with that provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any waiver effected in accordance with this paragraph shall be binding upon TEC, each Holder and Newport.

     3. Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, sent by facsimile, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses set forth below or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (A) in the case of personal delivery, on the date of such delivery, (B) in the case of facsimile, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (C) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next business day delivery, on the next business day after the date when sent, and (D) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted:

     If to a Holder other than TEC, at the most current address given by that Holder to Newport, in accordance with this Section 3.

               (a)  if to Newport, to:

                            Newport Corporation
                            1791 Deere Avenue
                            Irvine, California 92606
                            Telephone:  (949) 863-3144
                            Facsimile:  (949) 253-1221
                            Attention:  General Counsel

                            with a copy to:

                            Stradling Yocca Carlson & Rauth
                            660 Newport Center Drive, Suite 1600
                            Newport Beach, CA 92660
                            Telephone:  (949) 725-4000
                            Facsimile:  (949) 725-4100
                            Attention: K.C. Schaaf, Esq.

              (b)  If to TEC, to:

                            Thermo Electron Corporation
                            81 Wyman Street
                            Waltham, Massachusetts 02451
                            Telephone:  (781) 622-1198
                            Facsimile:  (781) 622-1283
                            Attention:  General Counsel

     4. Successors and Assigns. The obligations of TEC under the Restrictive Provisions set forth in Article II of this Agreement may not be delegated by TEC to any Person. The Registration Rights set forth in Article III of this Agreement may not be assigned by TEC to any Person, provided that TEC may assign such Registration Rights under this Agreement to not more than three (3) Persons to whom it simultaneously sells or otherwise transfers at least ten percent (10%) of the Registrable Securities. Any such assignment shall not be effected unless and until the assignee assumes in writing all the obligations under this Agreement that correspond to the rights being assigned to that assignee, as determined in good faith by Newport.

     5. Right to Decline Transfer. In furtherance of the provisions contained in this Agreement, Newport and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Registrable Securities if such transfer would constitute a violation or breach of this Agreement.

     6. Entire Agreement. This Agreement and the Stock Purchase Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior and contemporaneous agreements and understandings both written and oral between the parties with respect to the subject matter hereof and thereof.

     7. Governing Law; Equitable Relief.

          (a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of New York without regard to the conflict of law principles thereof.

          (b) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions (or similar equitable relief) to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state and federal courts for Manhattan County, State of New York, this being in addition to any other remedy to which they are entitled at law or in equity.

     8. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     9. Gender. Whenever required by the context, the masculine gender shall include the feminine and neuter genders, and vice versa and the singular shall include the plural, and vice versa.

     10.   Counterparts.   This  Agreement  may  be  executed  in  two  or  more
counterparts, each of which shall be deemed to be an original but all of which shall together constitute one and the same agreement.

     11. Validity. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

     12. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as expressly provided herein, nothing in this Agreement is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement nor shall any such person be entitled to assert any claim hereunder. In no event shall this Agreement constitute a third party beneficiary contract.

     13. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of TEC or Newport, or any officer, director, employee, agent, representative or investor of any party hereto.

     14. Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     15. Additional Actions. From time to time, at either party's request and without further consideration, the other party hereto (and any Holder in addition to TEC) shall execute and deliver such additional documents and take such other actions as may be necessary or desirable to effectuate this Agreement.

     16. Representation of Counsel. Each party to this Agreement has been represented by counsel during the preparation and negotiation of this Agreement, and therefore waives any rule of construction that would construe ambiguities against the party drafting this Agreement.

     17.  WAIVER OF JURY  TRIAL.  EACH PARTY  ACKNOWLEDGES  AND AGREES  THAT ANY
CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                 NEWPORT CORPORATION


                                 By:    /s/ Robert G. Duester
                                    -------------------------------------------
                                 Name:  Robert G. Duester
                                      -----------------------------------------
                                 Title: Chief Executive Officer
                                       ----------------------------------------


                                 THERMO ELECTRON CORPORATION


                                 By:    /s/ Guy Broadbent
                                    -------------------------------------------
                                 Name:  Guy Broadbent
                                      -----------------------------------------
                                 Title: Vice President
                                       ----------------------------------------